Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Health Care REIT, Inc. Amended and Restated 2005 Long-Term Incentive Plan of our report dated February 27, 2009 (except for Notes 4 and 22, as to which the date is August 5, 2009) with respect to the consolidated financial statements and schedules of Health Care REIT, Inc., included in its Current Report on Form 8-K dated August 6, 2009, and our report dated February 27, 2009 with respect to the effectiveness of internal control over financial reporting of Health Care REIT, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
Toledo, Ohio
August 6, 2009